Exhibit 99.1

Ramco-Gershenson Announces the Closing of Its Purchase of 12 Shopping Centers

FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--March 25, 2013--Ramco-Gershenson Properties Trust (NYSE:RPT) (“the Company”) today announced that it has closed the acquisition of its partner’s ownership interest in 12 shopping centers owned by Ramco/Lion Venture LP for approximately $151.9 million in cash and the assumption of its partner’s pro-rata share of debt of approximately $104.9 million. With the completion of this acquisition, the Company now owns 100% of the shopping centers, which are located in Florida and Michigan.

“We are pleased to close this acquisition so quickly,” said Dennis Gershenson, President and Chief Executive Officer. “The size of the transaction, the quality of the assets, and the potential for significant future value creation are all positives for our shareholders. In addition, we are continuing our joint venture relationship with Clarion Partners with the goal of acquiring additional high quality shopping centers in strong metropolitan markets over the next several years.”

About Ramco-Gershenson Properties Trust

Ramco-Gershenson Properties Trust (NYSE:RPT) is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) based in Farmington Hills, Michigan. The Company’s business is the ownership and management of multi-anchor shopping centers in strategic, quality of life markets throughout the Eastern, Midwestern and Central United States. At December 31, 2012, the Company owned interests in and managed a portfolio of 78 shopping centers and one office building with approximately 15.0 million square feet of gross leasable area owned by the Company or its joint ventures. The properties are located in Michigan, Florida, Ohio, Georgia, Missouri, Colorado, Wisconsin, Illinois, Indiana, New Jersey, Virginia, Maryland, and Tennessee. At December 31, 2012, the Company’s core operating portfolio was 94.6% leased. For additional information regarding Ramco-Gershenson Properties Trust visit the Company's website at www.rgpt.com.

This press release may contain forward-looking statements that represent the Company’s expectations and projections for the future. Management of Ramco-Gershenson believes the expectations reflected in any forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing to ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

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CONTACT:
Ramco-Gershenson Properties Trust
Dawn Hendershot, 248-592-6202
Director of Investor Relations and Corporate Communications